                                                 Exhibit 2.3
                                                 -----------

                         PLAN OF MERGER


             This Plan of Merger (the "Plan") dated as of
---------------- by and between RIVER BEND BANCSHARES, INC., an Illinois corporation ("River Bend"), and LANDMARK BANCSHARES CORPORATION, a Missouri corporation ("LBC"), such corporations being hereinafter collectively referred to as the "Constituent Corporations."

                        W I T N E S S E T H:
                        - - - - - - - - - -

             WHEREAS, LBC is a corporation duly organized and existing under the laws of the State of Missouri having an authorized capital of 30,000 shares of common stock, $1.00 par value (the "LBC Common Stock"), of which 1,000 shares are issued and outstanding as of the date hereof; and

             WHEREAS, River Bend is a corporation duly organized and existing under the laws of the State of Illinois, having an authorized capital of (i) 200,000 shares of Class I Voting Common Stock, $1.00 par value ("Class I Common Stock"), of which, as of the date hereof, 157,063 shares are issued and outstanding, (ii) 1,000,000 shares of Class II Non-Voting Common Stock, $1.00 par value ("Class II Common Stock"), of which, as of the date hereof, 785,315 shares are issued and outstanding, and (iii) 10,000 shares of Class A Preferred Stock, $100 par value ("Preferred Stock"), of which, as of the date hereof, 5,991 shares are issued and outstanding (the Class I Common Stock, Class II Common Stock and Preferred Stock are collectively referred to herein as the "River Bend Stock"); and

             WHEREAS, the respective Boards of Directors of LBC and River Bend each have duly approved this Plan of Merger providing for the merger (the "Merger") of River Bend with and into LBC as the surviving corporation as authorized by the statutes of the States of Missouri and Illinois, respectively; and

             WHEREAS, River Bend and Magna Group, Inc., a Delaware corporation ("Magna"), have entered into an Agreement and Plan of Reorganization dated as of October 11, 1995, as amended as of November 27, 1995 (the "Agreement), setting forth certain representations, warranties, covenants, agreements and conditions in connection with the Merger; and

             WHEREAS, Magna owns all the outstanding shares of LBC;

             NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of the Merger, the manner and the basis of causing the shares of River Bend Stock to be converted into the right to receive the Common Stock of Magna, $2.00 par value ("Magna Common Stock"), and/or a cash payment and/or an interest in a land trust holding a certain parcel of real estate, as herein provided, the matters with respect to which the Articles of Incorporation of the Surviving Corporation are to be amended and such other details and provisions as are deemed necessary or proper, the parties hereto have agreed, subject to the approval and adoption of this Plan by the requisite vote of the shareholders of each Constituent Corporation, and subject to the conditions hereinafter set forth, as follows:

                            ARTICLE I

            Merger and Name of Surviving Corporation

             At the Effective Time, River Bend shall be merged with and into LBC, which is hereby designated as the "Surviving
Corporation", the name of which upon and after the Effective Time shall be Landmark Bancshares Corporation.

                           ARTICLE II

                  Terms and Conditions of Merger

             The terms and conditions of the Merger are (in addition to those set forth elsewhere in this Plan) as follows:

             Section 1.       At the Effective Time:

             (a) River Bend shall be merged with and into LBC, and LBC shall be, and is designated herein as, the Surviving
Corporation.

             (b)    The separate existence of River Bend shall cease.

             (c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choices in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against either of such Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or such Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

             Section 2. At the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended to the extent and only to the extent that changes in such Articles of Incorporation are stated in this Plan in Article I.

             Section 3. At the Effective Time the by-laws of LBC shall become the by-laws of the Surviving Corporation.

             Section 4. At the Effective Time the members of the Board of Directors and officers of LBC shall continue in office as the members of the Board of Directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified in accordance with the provisions of the by-laws of the Surviving Corporation.

                          ARTICLE III

             Manner and Basis of Converting Shares

             The manner and basis of converting the shares of River Bend Stock into the right to receive Magna Common Stock, a cash payment and/or an interest in a land trust holding a certain parcel of real estate and the mode of carrying the Merger into effect are as follows:

             Section 1.       Conversion of LBC Common Stock
                              ------------------------------

             Each share of LBC Common Stock outstanding at the Effective Time shall without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of voting common stock, $1.00 par value, of the Surviving Corporation, which shall upon such conversion be validly issued and outstanding, fully paid and nonassessable, and shall not be liable to any further call, nor shall the holder thereof be liable for any further payments with respect thereto.

             Section 2.       Cancellation of River Bend Stock; Election
                              ------------------------------------------
                              Procedures
                              ----------

             (a) At the Effective Time, by virtue of the Merger and without any action on the part of River Bend, LBC or the holders of any of the capital stock of River Bend, the aggregate of all issued and outstanding shares of:

                    (i) Preferred Stock shall cease to be outstanding and shall be converted into the right to receive, in the aggregate, an amount in cash equal to $599,100 (the
             "Preferred Cash Distribution");

                    (ii) Class I Common Stock and Class II Common Stock shall cease to be outstanding and shall be converted into the right to receive, in the aggregate,
             (1) 550,240 shares of Magna Common Stock (the "Stock Distribution") and (2) an amount in cash equal to $11,668,175 (the "Common Cash Distribution"); provided, however, that if the number of shares of Magna Common Stock issuable to all holders of Class I Common Stock and Class II Common Stock is insufficient in the reasonable judgment of Thompson & Mitchell to allow it to render the opinion required by Section 5.05 of the Agreement, then, Thompson & Mitchell will advise Magna on the day that the Effective Time occurs (the "Closing Date") as to the minimum number of additional shares of Magna Common Stock that will be required to be issued as Stock Distribution (in place of the Common Cash Distribution) in the Merger in order to allow Thompson & Mitchell to render such opinion in its reasonable judgment. In the event that Magna is required to issue additional shares of Magna Common Stock, (1) the Stock Distribution shall equal A + B and (2) the Common Cash Distribution shall equal C - (B x D). For purposes of this Article III,
             Section 2(a)(ii):

                              A =  550,240 shares

                              B =  The minimum number of additional shares
                                   of Magna Common Stock, as determined by
                                   Thompson & Mitchell

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
                                   in its reasonable judgment, that must be issued in the Merger to the holders of Class I Common Stock and Class II Common Stock as Stock Distribution in order for Thompson & Mitchell to render the tax opinion required by Section 5.05 of the Agreement.

                              C =  $11,668,175

                              D =  $21.75; and

                    (iii) By the later of (1) ten (10) days after the Effective Time or (2) the date on which a holder of shares of Class I Common Stock and/or Class II Common
             Stock surrenders their Certificate(s) (as defined in Section 1.03 of the Agreement) to the Exchange Agent,
             Magna shall cause LBC to distribute to the former holders of the 157,063 shares of Class I Common Stock and the 785,315 shares of Class II Common Stock (all such 942,378 shares being treated equally but excluding any such shares as to which dissenters' rights are then being pursued by the former holder(s) thereof) beneficial interests in a trust (the "Trust") that shall be the record owner of that certain parcel of land identified by Parcel ID No. 19-1-08-17-20-401-002.001 and consisting of two acres more or less (the "Real Estate Consideration")
             (the Stock Distribution, the Common Cash Distribution and the Real Estate Consideration are collectively referred to herein as the "Common Stock Consideration"). Any beneficial interests that would otherwise be distributed to holders of shares as to which dissenters' rights are then being pursued shall be distributed to them if and when such dissenters' rights are no longer being pursued and if such holders shall have completed the dissent process such that they are not to receive the Common
             Stock Consideration, then such interests in the Trust shall be distributed to Magna. The Trust shall have been formerly owned beneficially by River Bend. The Trust shall contain terms acceptable to Magna providing that Magna and the subsidiaries of Magna and River Bend shall be indemnified and held harmless for any and all tax liability (including any interest, penalties or additions thereto) in excess of $90,000 that Magna, River Bend, any subsidiary of Magna or any subsidiary of River Bend shall incur by reason of the distribution of the Trust from LBC or payment of interests in the Trust to the former holders of Class I Common Stock and/or Class II Common
             Stock. Such indemnification shall not be subject to any conditions precedent, other than a condition that Magna permit the Trust to defend any proposed assessment of tax. This indemnification obligation shall be guaranteed by John G. Helmkamp, Jr. for a period of one year following the Effective Time; provided, however, in the event (i) Magna or any subsidiary thereof, has filed a tax return(s) which reports the distribution of the Real Estate Consideration and such return(s) report the fair market value of the Real Estate Consideration at any amount such that Magna's and any subsidiary thereof's, in the aggregate, tax liability is greater than $90,000 and
             (ii) Magna, during the period ending one year after the Closing Date, has provided notice to the Trust of such additional tax due, the indemnification obligation of Mr. Helmkamp pursuant to this Article III, Section
             2(a)(iii) shall extend beyond such one year period, but solely with respect to the tax liability that is the subject of the notice provided by Magna to the Trust
             (e.g., the distribution of the interests in the Trust to the former shareholders of River Bend) (the Common Stock Consideration and the Preferred Cash Distribution are collectively referred to herein as the "Merger Consideration").

             (b) At the Effective Time, each individual share of (i) Preferred Stock shall be converted into the right to receive an amount in cash equal to $100 and (ii) Class I Common Stock and Class II Common Stock (each share of such stock being treated equally on a share by share basis) shall be converted into the right to receive that share's proportionate interest in the Common Stock Consideration, subject to adjustment as provided in Article
III, Sections 2(c) and (d) hereof.

             (c)    (i)       Concurrently with the mailing of the Proxy
             Statement (as contemplated by Section 5.02 of the Agreement, including the Prospectus contained in the Registration Statement (also as contemplated by Section
             5.02 of the Agreement)) to the shareholders of River
             Bend, Magna shall cause the Exchange Agent (as defined below) to mail to each holder of record of Class I Common Stock and/or Class II Common Stock a form of election
             (the "Election Form") on which such holder shall make the election as provided for in this Article III, Section 2. Each Election Form shall specify the composition of the proportionate interest in the Stock Distribution and the Common Cash Distribution received by that holder (subject to adjustments as provided for herein), by specifying what percentage of the value of the consideration to be received by the holder shall be the Common Cash Distribution and what percentage of the value of the consideration shall be the Stock Distribution. For this purpose, the Stock Distribution shall be valued at a price equal to the average, per share closing price of Magna Common Stock as reported on the Nasdaq Stock Market for the five business days preceding the three business days preceding the Closing Date (the "Magna Share
             Value").

                    (ii) Any shares of Class I Common Stock or Class II Common Stock with respect to which the holder thereof shall not, as of the "Election Deadline" (as defined below), have made an election, pursuant to Article III,
             Section 2(c)(i) hereof, by submission to River Bend of an effective, properly completed Election Form shall be deemed to have elected to receive 50% of their proportionate interest of the Common Stock Consideration as Stock Distribution and 50% as Common Cash
             Distribution. "Election Deadline" means 5:00 p.m., local time, on the day preceding the day of the special meeting of shareholders called to vote upon the Merger. Any election for purposes of this Article III, Section 2 shall be effective only if River Bend shall have received a properly completed Election Form by the Election
             Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form or any other person to whom the subject shares are subsequently transferred by written notice by such person to River
             Bend at or prior to the Election Deadline.

                    (iii) All Election Forms shall be deemed to be revoked if this Agreement shall have been terminated in accordance with its terms. River Bend shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation is effective, consistent with the duty of River Bend to give effect to such elections, modifications or revocations to the maximum extent possible. As soon as practicable after the Election Deadline, River Bend shall deliver to the Exchange Agent (i) a certified list that sets forth the election made, if any, by each holder of Class I Common Stock and/or Class II Common Stock and (ii) a copy of each Election Form received by River Bend.

                    (iv) As soon as practicable after the Closing, Magna shall cause the Exchange Agent to allocate among the holders of Class I Common Stock and Class II Common Stock the rights to receive the Stock Distribution and the Common Cash Distribution as set forth in their respective Election Forms; provided, however, to the extent that holders of certificates representing shares of Class I Common Stock and Class II Common Stock elect either (A) more cash than equals the Common Cash Distribution or (B) more Magna Common Stock than equals the Stock Distribution, the type of merger consideration oversubscribed shall be apportioned among the holders by pro-rating that consideration, in proportion to the amounts elected by the holders, so that the sum of the amount of that form of consideration equals the amount available to be received by the holders of the certificates representing shares of Class I Common Stock and Class II Common Stock, in the aggregate. The remainder of each holder's merger consideration shall be in the form of the undersubscribed merger consideration, in an amount such that the fair market value of all merger consideration (valuing the Stock Distribution portion at a per share value equal to the Magna Share Value) received by the holder equals the proportionate amount of the Common Stock Consideration to which such holder is entitled.

                    (v) The pro rata computations to be used by the Exchange Agent shall be made by the Exchange Agent in the reasonable exercise of its discretion. Each separate entry on River Bend's list of shareholders shall be presumed to represent a separate and distinct holder of record of Class I Common Stock, Class II Common Stock or Preferred Stock.

                    (vi) Only holders of shares of Class I Common Stock and Class II Common Stock shall be entitled to complete and submit an Election Form. Holders of shares of Preferred Stock shall be entitled to receive their proportionate interest of the Preferred Cash Distribution (as provided in Article III, Section 2(a)(i) hereof).

             (d) In the event that the Closing Date occurs after February 29, 1996, then the Common Cash Distribution and the Preferred Cash Distribution shall be adjusted in the following manner. An amount shall be added to the Common Cash Distribution (after such number has been adjusted as provided in Article III,
Section 2(a)(ii) hereof but before any adjustment pursuant to this
Article III, Section 2(d)) equal to (A) the product of (i) the sum of all dividends declared by Magna on a single share of Magna Common Stock for stockholders of record for the period beginning March 1, 1996 and ending the day prior to the Closing Date and (ii) the number of shares of Magna Common Stock comprising the Stock Distribution (after such number has been adjusted as provided in
Article III, Section 2(a)(ii) hereof) less (B) the aggregate amount
                                      ----
of dividends declared by River Bend on shares of Class I Common Stock and Class II Common Stock during such period plus (C) the
                                                   ----
product of (i) the Common Cash Distribution (after such number has been adjusted as provided in Article III, Section 2(a)(ii) hereof but before any adjustment pursuant to this Article III, Section 2(d)) times (ii) (1) the
      -----

Federal funds rate, as published in The Wall Street Journal, Midwest Edition, as such rate varies from time to time, divided by (2) 365 times
                                                ----------         -----
(iii) the number of days, inclusive, from February 29, 1996 to the day prior to the Closing Date. An amount shall be added to the Preferred Cash Distribution equal to the product of (A) the Preferred Cash Distribution times (B) (i) the Federal funds rate, as published in The Wall Street
-----
Journal, Midwest Edition, as such rate varies from time to time, divided by (ii) 365 times (C) the number of days, inclusive, from
----------          -----
February 29, 1996 to the day prior to the Closing Date.

             (e) No fractional shares of Magna Common Stock shall be issued. In lieu thereof, any shareholder of River Bend who would be entitled to a fractional share of Magna Common Stock shall receive an amount in cash, equal to the fraction of a share to which such shareholder would have been entitled times $21.75, rounded to the nearest whole cent. This value has been agreed upon solely for the purpose of determining the conversion rate for the Class I Voting Stock and the Class II Voting Stock and the basis for the payment for fractional shares under this Plan of Merger.
No representation is made that such value would be the value of shares for any other purpose nor is any representation made that such value would be relevant in determining the amount which any shareholder dissenting from the merger would receive.

             (f) No payment shall be made in respect of authorized but unissued shares of River Bend Stock.

             Section 3.       Dissenting River Bend Shareholders
                              ----------------------------------

             Shareholders of River Bend who, at or prior to the meeting of River Bend shareholders called to approve the Merger, file a written demand for payment of their shares if the proposed Merger is consummated and do not vote in favor thereof and shall otherwise perfect their rights under the Illinois Business Corporation Act of 1983, as amended (the "Illinois Statute"), shall be paid by the Surviving Corporation, with funds provided by Magna, such amount as they are entitled to under law.

             Section 4.       River Bend Stock Certificates
                              -----------------------------

             After the Effective Time, each holder of an outstanding certificate which prior thereto represented shares of River Bend Stock shall be entitled, upon surrender thereof to a qualified bank or trust company, as appointed by Magna (the "Exchange Agent"), to receive in exchange therefor the number of shares of Magna Common Stock, the cash payment and/or an interest in the Trust into which it has been converted. Until so surrendered, each such outstanding certificate which, prior to the Effective Time, represented shares of River Bend Stock shall for all purposes evidence the right to receive the Merger Consideration; provided that dividends or other distributions which are payable in respect of shares of Magna
Common Stock into which shares of River Bend Stock shall have been so converted shall be set aside by Magna and shall not be paid to holders of certificates representing such shares of River Bend
Stock until such certificates shall have been so surrendered in exchange for certificates representing such Magna Common Stock.
Upon such surrender the holders of such shares shall be entitled to receive such dividends without interest. No interest will be accrued or paid on the cash component of the Merger Consideration except as provided in Article III, Section 2(d) hereof.

             The Merger Consideration shall be issued in full satisfaction of all rights pertaining to such converted shares.

                          ARTICLE IV

           Other Provisions with Respect to Merger

             Section 1. This Plan of Merger shall be submitted to the shareholders of each of LBC and River Bend as provided by the laws of the States of Missouri and Illinois, respectively. After the approval or adoption thereof by the shareholders of each Constituent Corporation in accordance with the requirements of the laws of the States of Missouri and Illinois, all required documents, including the Articles of Merger, shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger pursuant to the Illinois Statute and the General and Business Corporation Law of Missouri (the "Missouri
Statute"), subject to the terms and conditions of the Agreement.

             Section 2. If the Agreement is terminated, then this Plan of Merger shall simultaneously terminate without further action by the Constituent Corporations. In the event of such termination, the Board of Directors of each of the Constituent
Corporations shall direct its officers not to file this Plan of Merger as provided above notwithstanding favorable action on this Plan of Merger by the shareholders of River Bend or LBC.


                            ARTICLE V

  Approval and Effective Time of Merger; Miscellaneous Matters

             Section 1. The Merger shall become effective when all the following actions have been taken: (i) this Plan of Merger shall be authorized, adopted and approved on behalf of each of LBC and River Bend in accordance with the laws of the States of Missouri and Illinois, respectively, and (ii) Articles of Merger
(with this Plan of Merger attached as part thereof) shall be filed in the Office of the Secretary of State of the State of Illinois and the Office of the Secretary of State of the State of Missouri and each such Secretary shall have issued a certificate of merger reflecting such filing. The time at which such actions are completed and such merger becomes effective is herein referred to as the "Effective Time".

             Section 2. If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations or assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property of River Bend acquired or to be acquired by or as a result of the Merger, the officers or any of them and directors of the Surviving Corporation shall be and they hereby are severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations and assurances and to do all things necessary or proper so as to best prove, confirm and ratify title to such property in the Surviving
Corporation and otherwise carry out the purposes of the Merger and the terms of this Plan of Merger.

             Section 3. For the convenience of the parties and to facilitate the filing and recording of this Plan of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument.

             Section 4. This Plan of Merger cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

             IN WITNESS WHEREOF, each Constituent Corporation has caused this Plan of Merger to be executed, all as of the date first above written.


                                        LANDMARK BANCSHARES CORPORATION

[SEAL]

                                        By
                                           ------------------------------------
ATTEST:                                          G. Thomas Andes, President



----------------------------------
Carolyn B. Ryseff, Secretary



                                        RIVER BEND BANCSHARES, INC


[SEAL]
                                        By
                                          -------------------------------------
                                            John G. Helmkamp, Jr., President
ATTEST:




----------------------------------
Harley T. Godard, Secretary